EXECUTION COPY
Amendment to
Key Executive Separation Agreement
     This Amendment to the Key Executive Separation Agreement (the “Agreement”), dated as of September 6, 2005, by and between The Bisys Group, Inc. (the “Company”) and Bruce Dalziel (the “Executive”) is effective as of May 31, 2007 (the “Effective Date”).
     WHEREAS, the Company has determined that it is in the best interests of the Company and its stockholders that the Agreement should be amended as set forth herein;
     NOW, THEREFORE, the Agreement is hereby amended as follows:
1.	Section 8 of the Agreement is amended in its entirety to read as follows:
8.	Additional Payment

If any of the payments or benefits received or to be received by the Executive (whether pursuant to the terms of the Separation Agreement or any other plan, arrangement or agreement (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”)) will be subject to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Gross Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments. Notwithstanding the foregoing, the amount of the Gross-Up Payment together with the aggregate parachute payments (as such term is defined below) payable to Executive shall not exceed $3.5 million in the aggregate, based on the after tax cost to the Company of providing such benefits.

For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (a) all of the Total Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless the Company determines in good faith that such payments or benefits (in whole or in part) do not constitute parachute payments, (b) all “excess parachute payments” within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless the Company determines in good faith that such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base

Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (c) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Company and its advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of the Executive’s employment (or if the Executive’s employment is not terminated, then the date on which the Gross-Up Payment is calculated for purposes of this Section 8), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

Except as modified hereby, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the authorized representative of the Company and the Executive have executed this Amendment to the Key Executive Separation Agreement, effective as of the Effective Date.

THE BISYS GROUP, INC.
By:	/s/ Robert J. Casale
Robert J. Casale
Interim President and CEO

/s/ Bruce Dalziel
BRUCE DALZIEL

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